EXHIBIT 23.1
                                                                    ____________

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Unified Western Grocers, Inc. on Form S-2 of our report dated December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company effecting a quasi-reorganization in September 2002 and the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective October 1, 2000), appearing in the Annual Report on Form 10-K of Unified Western Grocers, Inc. for the year ended September 28, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
__________________________
Deloitte & Touche LLP

Los Angeles, California
February 25, 2003